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                          CERTIFICATE OF INCORPORATION
                             AS AMENDED AND RESTATED
                                       OF
                      AMERICAN CITY BUSINESS JOURNALS, INC.

    FIRST: The name of the corporation (herein referred to as the "Corporation") is:

         American City Business Journals, Inc.

    SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

    THIRD: The purposes of the Corporation are to engage in, promote, conduct, and carry on any lawful act or activities for which corporations may be now or hereafter organized under the General Corporation Law of Delaware.

    FOURTH: The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 32,500,000 shares of common stock, of which 2,500,000 shares shall be serial preferred stock, with a par value of one cent ($.01) per share, and 30,000,000 shares shall be common stock, with a par value of one cent ($.01) per share.

    The designations, powers, preferences; the relative, participating, optional or other rights; and the qualifications, limitations and restrictions of any series of the preferred stock shall be fixed by resolution or resolutions of the Board of Directors.

    The privileges, powers, rights, qualifications, limitations, and restrictions of the common stock are as follows:

         (i) The holders of common stock shall receive, to the extent permitted by law and to the extent the Board of Directors shall determine, such dividends as may be declared from time to time by the Board of Directors.

         (ii) In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the holders of the common stock shall be entitled to receive the remaining assets of the Corporation available for distribution, to the extent the Board of Directors shall determine.

         (iii) Except as may be otherwise required by law or by this Certificate of Incorporation, each holder of common stock shall have one vote in respect of each share of stock held by him on all matters voted upon by the stockholders.

         (iv) No holder of shares of common stock of the Corporation, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase, or receive any shares of stock of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any securities convertible into or exchangeable for such shares, which may at any time or from time to time be issued, sold or offered for sale by the Corporation.


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    FIFTH:  The name and mailing address of the incorporator are as follows:

                         Jane L. Stafford
                         Linde Thomson Fairchild Langworthy
                         Kohn & Van Dyke, P.C.
                         2700 City Center Square
                         12th & Baltimore
                         P.O. Box 26010
                         Kansas City, Missouri 64196-6010

    SIXTH:  The Corporation shall have perpetual existence.

    SEVENTH: The private property or assets of the stockholders of the Corporation shall not, to any extent whatsoever, be subject to the payment of the debts of the Corporation.

    EIGHTH: The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. None of the directors need be stockholders or residents of the State of Delaware. Election of directors need not be by written ballot unless otherwise provided in the bylaws of the Corporation.

    NINTH: In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of Delaware, the Board of Directors is expressly authorized:

         (i) to make, adopt, amend, change, alter, or repeal by bylaws of the Corporation;

         (ii) to authorize and cause to be executed mortgages and liens on and pledges of the real and personal property of the Corporation;

         (iii) to set apart, out of funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and to reduce any such reserve in the manner in which it was created; and

         (iv) to adopt from time to time bylaw provisions with respect to the indemnification of directors, officers, employees, agents, and other persons as it deems expedient and in the best interests of the Corporation and to the extent permitted by law.

    TENTH: The Board of Directors may hold its meetings and have offices of the Corporation, and the books of the Corporation may be kept, outside the State of Delaware, at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

    ELEVENTH: The Corporation reserves the right to amend alter, change, or repeal any provisions contained herein, in the manner now or hereafter prescribed by statute, and all rights, powers, privileges, and discretionary authority granted or conferred herein upon the stockholders or directors are granted subject to this reservation.

    TWELFTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or hereafter may be amended, a Director of this Corporation shall not be liable to the Corporation or its Stockholders for monetary damages for any breach of fiduciary duty as a Director.
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    The undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation under the General Corporation Law of the State of Delaware, does make, file, and record this Certificate of Incorporation, and does hereby certify that the facts herein stated are true, and has accordingly hereunto set her hand this 18th day of April, 1985.

                                      SOLE INCORPORATOR

                                      /s/ Jane L. Stafford
                                      -----------------------------------------
                                      Jane L. Stafford